Exhibit 99

VIACOM REPORTS FISCAL 2011 FIRST QUARTER RESULTS

•	Media Networks Adjusted Operating Income Up 7% on Higher Revenues Driven by Double-Digit Growth in Domestic Advertising and Affiliate Sales

•	Filmed Entertainment Results Reflect Sharply Higher Theatrical Revenues More than Offset by Difficult Comparisons in Home Entertainment

Fiscal Year 2011 Results

	Quarter Ended
	December 31,		B/(W)
			2010 vs.
(in millions, except per share amounts)	2010	2009	2009

Revenues	$3,828	$4,019	(5)%
Operating income	1,040	1,141	(9)
Adjusted operating income	1,040	1,201	(13)
Net earnings from continuing operations attributable to Viacom	620	724	(14)
Adjusted net earnings from continuing operations attributable to Viacom	620	693	(11)
Diluted EPS from continuing operations	1.02	1.19	(14)
Adjusted diluted EPS from continuing operations	$1.02	$1.14	(11)%

New York, N.Y., Feb. 3, 2011 – Viacom Inc. (NYSE: VIA, VIA.B) today reported financial results for the fiscal 2011 first quarter ended December 31, 2010. Revenues in the quarter decreased 5% to $3.83 billion as strong growth in advertising, affiliate and theatrical revenues was offset primarily by anticipated declines in home entertainment. Adjusted operating income was $1.04 billion, down 13% versus the prior year’s adjusted results due to lower profits in the Filmed Entertainment segment, which were driven principally by the mix and number of home entertainment releases. Adjusted net earnings from continuing operations attributable to Viacom were down 11% to $620 million with adjusted diluted EPS from continuing operations of $1.02, an 11% decline from the prior year’s adjusted results of $1.14 per share.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom is off to a solid start to what is shaping up to be a very strong year. Our businesses are strong, our creative engines are producing more hits than ever and, most importantly, we are continuing to deliver greater shareholder value.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Our focus on nurturing our brands and investing in the creation of world-class content is paying off in a multitude of ways. Our strong market research and our revitalized programming have produced big hits across several of our networks. MTV is thriving with three of the top five original cable series last quarter and Nickelodeon continues its reign as the number-one destination for kids. BET broke new records with the number one ad-supported sitcom telecast in cable TV history as 7.7 million viewers tuned into the cable debut of The Game, which was followed by the premiere of BET’s newest scripted series Let’s Stay Together, which ranked among the top five ad-supported sitcom premieres in cable TV history. Comedy Central, Nick at Nite and TV Land all are broadening their reach, which is attracting new advertisers as the marketplace strengthens.

“Paramount Pictures delivered a stellar box office performance this past quarter with popular and critically acclaimed films, including Academy Award nominees The Fighter and Ethan and Joel Coen’s remake of True Grit. Looking ahead in fiscal 2011, we have a powerhouse line-up of franchise films and we expect our home entertainment results to improve as we now move past the last few quarters of difficult year-over-year comparisons.

“Finally, the strength of our businesses and disciplined financial strategy have allowed us to continue to return capital to shareholders in the form of stock repurchases and cash dividends.”

Revenues

	Quarter Ended
	December 31,		B/(W)
Revenues			2010 vs.
(in millions)	2010	2009	2009

Media Networks	$2,380	$2,254	6%
Filmed Entertainment	1,497	1,791	(16)
Eliminations	(49)	(26)	N/M

Total revenues	$3,828	$4,019	(5)%

N/M = Not Meaningful

Quarterly revenues of $3.83 billion decreased 5% from $4.02 billion in the prior year. Media Networks generated $2.38 billion in revenues, a 6% improvement over the prior year. This increase was driven by continuing growth in advertising revenues, up 10% domestically and 7% worldwide in the quarter. Worldwide affiliate revenues grew 10% to $814 million. Ancillary revenues declined 18% in the quarter to $173 million primarily due to lower consumer products and DVD sales. Filmed Entertainment revenues were $1.5 billion, down 16% from the prior year due principally to lower home entertainment revenues, which declined 44% in the quarter to $638 million. This decline in home entertainment revenues primarily reflects a difficult comparison with the strong performance of the 2009 tentpole releases of Transformers: Revenge of the Fallen, Star Trek and G.I. Joe: The Rise of Cobra. Television license fees were also down in the quarter to $274 million, a 38% decline, due to fewer available titles. Paramount Pictures delivered impressive box office results in the quarter, driving theatrical revenues up $323 million to $416 million on its slate of seven films, including DreamWorks Animation’s Megamind, The Fighter and True Grit. The Company had four theatrical releases in the prior year’s quarter. Ancillary revenues grew 56% to $169 million, including the impact of selling the distribution rights of two future Marvel films.

Operating Income

	Quarter Ended
	December 31,		B/(W)
Operating Income (Loss)			2010 vs.
(in millions)	2010	2009	2009

Media Networks	$1,051	$982	7%
Filmed Entertainment	68	302	(77)
Corporate	(49)	(52)	6
Equity-based compensation	(30)	(31)	3

Adjusted operating income	$1,040	$1,201	(13)
Asset impairment	—	(60)	N/M

Operating income	$1,040	$1,141	(9)%

N/M = Not Meaningful

Quarterly adjusted operating income declined 13% to $1.04 billion compared with $1.20 billion in the prior year. A 7% increase in Media Networks profits was more than offset by a decline in the Filmed Entertainment segment. The growth in Media Networks was driven primarily by higher advertising and affiliate revenues, which was moderated somewhat by the Company’s continued investment in programming. In Filmed Entertainment, the decline in profits reflects lower home entertainment and TV licensing revenues.

Quarterly adjusted net earnings from continuing operations attributable to Viacom were $620 million, a decrease of 11%. These results principally reflect the after-tax impact of lower operating income, which was partially offset by higher equity income. Adjusted diluted earnings per share for the December quarter were $1.02, an 11% decline from the $1.14 earned in the prior year’s comparable quarter.

Stock Repurchase Program

On October 1, 2010, Viacom resumed share repurchases and, since that time, has repurchased 13.3 million shares for an aggregate purchase price of $519 million. As of February 2, 2011, Viacom had $3.48 billion remaining in its $4 billion stock repurchase program.

Debt

At December 31, 2010, total debt outstanding, including capital lease obligations, was $6.75 billion, essentially flat with the $6.75 billion at September 30, 2010. The Company’s cash balances increased to $911 million at December 31, 2010 compared with $837 million at September 30, 2010.

About Viacom

Viacom is home to the world’s premier entertainment brands. Through its BET Networks, MTV Networks and Paramount Pictures divisions, Viacom connects with audiences through compelling content across television, motion picture, online and mobile platforms in more than 160 countries and territories. With approximately 170 media networks reaching more than 600 million global subscribers, Viacom’s leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, Spike TV and Tr3s. Paramount Pictures, America’s oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates more than 500 branded digital media properties, including several of the world’s most popular destinations for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures; economic conditions generally, and in advertising and retail markets in particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its Fiscal Year 2010 Transition Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Senior Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2010	2009

Revenues	$3,828	$4,019
Expenses:
Operating	2,017	2,005
Selling, general and administrative	700	727
Depreciation and amortization	71	86
Asset impairment	—	60

Total expenses	2,788	2,878

Operating income	1,040	1,141
Interest expense, net	(104)	(105)
Equity in net earnings (losses) of investee companies	24	(20)
Other items, net	—	10

Earnings from continuing operations before provision for income taxes	960	1,026

Provision for income taxes	(331)	(335)

Net earnings from continuing operations	629	691
Discontinued operations, net of tax	(10)	(30)

Net earnings (Viacom and noncontrolling interests)	619	661

Net (earnings) losses attributable to noncontrolling interests	(9)	33

Net earnings attributable to Viacom	$610	$694

Amounts attributable to Viacom:
Net earnings from continuing operations	$620	$724
Discontinued operations, net of tax	(10)	(30)

Net earnings attributable to Viacom	$610	$694

Basic earnings per share attributable to Viacom:
Continuing operations	$1.03	$1.19
Discontinued operations	$(0.02)	$(0.05)
Net earnings	$1.01	$1.14

Diluted earnings per share attributable to Viacom:
Continuing operations	$1.02	$1.19
Discontinued operations	$(0.02)	$(0.05)
Net earnings	$1.00	$1.14

Weighted average number of common shares outstanding:
Basic	603.4	607.4
Diluted	608.0	609.4

Dividends declared per share of Class A and Class B common stock	$0.15	$—

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,
(in millions, except par value)	2010	2010

ASSETS
Current assets:
Cash and cash equivalents	$911	$837
Receivables, net	2,652	2,417
Inventory, net	844	861
Deferred tax assets, net	73	77
Prepaid and other assets	272	281
Assets held for sale	—	76

Total current assets	4,752	4,549
Property and equipment, net	1,073	1,102
Inventory, net	4,105	4,145
Goodwill	11,047	11,035
Intangibles, net	450	467
Deferred tax assets, net	223	156
Other assets	779	568
Assets held for sale	—	74

Total assets	$22,429	$22,096

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$321	$210
Accrued expenses	1,012	1,000
Participants’ share and residuals	1,180	1,059
Program rights obligations	443	390
Deferred revenue	275	256
Current portion of debt	31	31
Other liabilities	487	435
Liabilities held for sale	—	117

Total current liabilities	3,749	3,498

Noncurrent portion of debt	6,722	6,721
Participants’ share and residuals	418	453
Program rights obligations	620	691
Other liabilities	1,337	1,343
Redeemable noncontrolling interest	133	131

Commitments and contingencies

Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 51.6 and 52.0 outstanding, respectively	—	—
Class B Common stock, par value $0.001, 5,000.0 authorized; 546.8 and 556.5 outstanding, respectively	1	1
Additional paid-in capital	8,388	8,346
Treasury stock, 161.9 and 151.5 common shares held in treasury, respectively	(6,125)	(5,725)
Retained earnings	7,294	6,775
Accumulated other comprehensive loss	(86)	(114)

Total Viacom stockholders’ equity	9,472	9,283

Noncontrolling interests	(22)	(24)

Total equity	9,450	9,259

Total liabilities and equity	$22,429	$22,096

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter ended December 31, 2009 to adjusted results that exclude the impact of certain items identified as affecting comparability (“Factors Affecting Comparability”), including asset impairment and discrete tax benefits. There were no adjustments to our results for the quarter ended December 31, 2010. The Company uses consolidated adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted earnings per share (“EPS”) from continuing operations, as applicable, among other measures, to evaluate the Company’s actual operating performance and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company’s actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with generally accepted accounting principles, they should not be considered in isolation of, or as a substitute for, operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

	Quarter Ended
(in millions, except per share amounts)	December 31, 2009
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations
Reported results	$1,141	$1,026	$724	$1.19
Factors Affecting Comparability:
Asset impairment (3)	60	60	19	0.03
Discrete tax benefits (4)	—	—	(50)	(0.08)

Adjusted results	$1,201	$1,086	$693	$1.14

(1)	Pre-tax earnings from continuing operations represent earnings before provision for income taxes.
(2)	The tax impact has been calculated using the rates applicable to the adjustments presented.
(3)	Adjusted results exclude a $60 million non-cash impairment charge in the Media Networks segment related to certain broadcast licenses held by a 32%-owned consolidated entity.
(4)	Adjusted results exclude $50 million of discrete tax benefits principally due to reserve releases resulting from effectively settled audits.